Exhibit 99.1	Media contact:
Lia Conrad
Rollins, Inc.
404-888-2575
lconrad@rollins.com

ROLLINS, INC. RECOGNIZED ON TRAINING MAGAZINE’S TOP 125 LIST

ATLANTA, March 11, 2019 – Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, today announced Training magazine has named it one of the top 125 training organizations in the world. Rollins is the only pest control company to receive the honor.

Training magazine is the leading business publication for learning and development professionals. Each year, the organization ranks companies’ excellence in employer-sponsored training and development programs. Various factors of a company’s training programs are evaluated, including the scope of employee learning and development programs and how those initiatives help impact the business.

“We are honored to be one of the top training organizations in the world, and we are proud of all the work our Learning and Development team does to help us achieve this recognition year after year,” said Jerry Gahlhoff, President of Rollins Specialty Brands and VP of Human Resources. “Rollins believes its employees are at the core of developing ongoing relationships with customers, and employee training is a critical component of ensuring we are well-equipped to support customers and our business.”

During the past year, Rollins introduced six new curricula for employees: residential and commercial service, residential sales, leadership development, multi-unit leadership development and customer service. The Learning and Development team also enabled more than 6,500 hours of continuing education unit (CEU) credits through a monthly broadcast series for employees.

The Rollins Learning Center, a 27,000-square-foot facility located in Atlanta, Ga., is a multi-million dollar training center. It is the pest control industry’s premier distance and hands-on training center, with simulated environments and classrooms for training. In addition to in-person training, the Rollins Learning Center offers on-demand training sessions that employees can access from anywhere in the world that are produced at its on-site, state-of-the-art broadcast studio.

To learn more about Rollins, visit www.rollins.com.

About Rollins, Inc.

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly-owned subsidiaries, Orkin, LLC, HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, LLC, Trutech, LLC, Orkin Rollins Australia, Waltham Services LLC, OPC Pest Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our websites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Training magazine

Training is a 55-year-old professional development magazine written for training, Human Resources, and business management professionals in all industries that advocate training and workforce development as a business tool. Training also produces world-class conferences, expositions, and digital products that focus on job-related, employer-sponsored training and education in the working world. Training is published by Lakewood Media Group.

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